Exhibit 99.1

American CareSource Completes Acquisition of MedHelp Urgent Care of Alpharetta, Georgia
Company solidifies its position in the greater-Atlanta area

DALLAS, November 4, 2014 — American CareSource Holdings (NASDAQ: ANCI), operator of urgent care centers and a national network of ancillary health care providers, announced today that it has completed the acquisition of MedHelp Urgent Care, a full-service urgent and primary care provider located in the northern suburb of Atlanta, Georgia.

The MedHelp facility serves the affluent suburb of Alpharetta by providing urgent and primary care and occupational medicine.  In addition, the facility serves a growing population of military veterans that reside throughout the southeastern United States.

Much like the company’s previously acquired centers, MedHelp’s physician-ownership has grown the practice by providing high-quality patient care, and developing certain strategic growth initiatives.

“We are excited to add the MedHelp facility to our portfolio of urgent and primary care centers.  We anticipate system-wide growth by capitalizing on the centers’ strategic opportunities” said Dr. Richard W. Turner, Chairman and CEO.  “We also expect to leverage MedHelp’s existing staff to create efficiencies with our other Atlanta-area centers.”

With the addition of MedHelp, the Company now has eight total centers throughout the southeastern United States, three of which are located in the greater Atlanta metropolitan area.

The Company is continuing to seek out sites that fit its model and negotiate to build its urgent and primary care platform.

About American CareSource Holdings, Inc.

American CareSource Holdings is the owner and operator of a growing chain of urgent care centers located in Georgia, Florida, Alabama and the southeastern United States. American CareSource strives to improve access to quality medical care by offering extended hours and weekend service and also by accepting patients by appointment and on a walk-in basis. The centers offer a broad range of medical services falling within the classification of urgent care, primary care, family practice and occupational medicine. We offer non-emergent, out-patient medical care for the treatment of acute, episodic, and some chronic medical problems such as colds, flu, ear infections, hypertension, asthma, and pneumonia. In addition the centers treat minor injuries, perform minor surgeries and conduct diagnostic tests such as x-rays and drug tests. The Company’s centers will provide consumers with alternatives to address challenges created by limited access to care and rising healthcare costs. The Company also operates a national network of ancillary care providers that includes approximately 4,800 ancillary service providers and approximately 33,000 sites. For additional information, please visit www.anci-care.com.

Investor Relations Contact:
Matthew D. Thompson, Chief Financial Officer
mthompson@anci-care.com
(972) 308-6830